Exhibit 10.9

Support Services Letter Agreement

This support services letter agreement (the “Letter Agreement”) is entered into as of August [•], 2026, by and among Chardan Capital Markets LLC (“Chardan”), Rainier Acquisition Corporation (the “Company”), and Ravenna 7 LLC (the “Sponsor”).

WHEREAS, Chardan has been engaged as lead or managing underwriter in connection with the proposed initial public offering of units (the “Offering”) by the Company pursuant to that certain Engagement Letter dated August 3, 2026, by and among Chardan, the Company, and the Sponsor (the “Engagement Letter”);

WHEREAS, the Company and the Sponsor have requested, and Chardan has agreed, that certain Chardan personnel assist the Company with specified formation, organizational, and administrative matters in connection with the Offering;

WHEREAS, the parties acknowledge that, prior to the date of this Letter Agreement, certain Designated Personnel (as defined below) have provided services to the Company and/or the Sponsor of substantially similar nature to the Support Services (as defined below) described herein, commencing in approximately February 2026, at Chardan’s request and in such Designated Personnel’s capacity as employees of Chardan, and the parties confirm their mutual understanding that such prior services were provided on the same basis and subject to the same limitations as the Support Services set forth in this Letter Agreement, including that such prior services did not create an attorney-client relationship between any Bar-Licensed Personnel (as defined below) and the Company, the Sponsor, or any of their respective affiliates; and

WHEREAS, the parties desire to memorialize the scope, limitations, and terms of such assistance to ensure clarity of roles and compliance with applicable professional conduct and regulatory requirements;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PERSONNEL AND SCOPE OF SERVICES

Chardan has agreed to make available the personnel identified by name on Exhibit A hereto (each, a “Designated Person” and collectively, “Designated Personnel”) to provide limited support services to the Company in their capacity as employees or contractors of Chardan, as set forth opposite each such Designated Person’s name on Exhibit A (the “Support Services”).  Any Designated Person who is admitted to the practice of law in any jurisdiction is referred to herein as “Bar-Licensed Personnel.”  The Support Services may include the following:

(a)	Assistance with preparing and reviewing internal materials;
(b)	Assistance with corporate formation and organizational matters, including coordination with Cayman Islands counsel;
(c)	Preparation and review of director and officer resolutions and corporate governance documents;
(d)	Coordination of bank account opening and related administrative tasks;
(e)	General process and administrative guidance in connection with the Offering;

(f)	Circulation, tracking, and administrative coordination of transaction documents and related materials in connection with the Offering; and
(g)	Coordination with the Company’s outside legal counsel (currently Goodwin Procter LLP and Ogier (Cayman) LLP, each “Company Counsel”) as reasonably requested.

For the avoidance of doubt, the Support Services are administrative and process-oriented in nature and do not constitute legal or other professional services.  The protections of a client-lawyer relationship do not exist between any Bar-Licensed Personnel and the Company, the Sponsor, or any of their respective affiliates with respect to the Support Services.  The Support Services provided by any Bar-Licensed Personnel are further subject to the additional terms set forth on Exhibit B.  The Company acknowledges that it is represented by Company Counsel for all legal matters in connection with the Offering, any Business Combination, and any Related Financings (each as defined in the Engagement Letter).  The limitations, disclaimers, and protections set forth in this Letter Agreement (including those in Sections 2, 4, and 7 and in the exhibits attached hereto) apply with equal force to any services of substantially similar nature provided by any Designated Person to the Company or the Sponsor prior to the date of this Letter Agreement.

2.	CAPACITY; NO ATTORNEY-CLIENT RELATIONSHIP

Each Designated Person provides the Support Services solely in his or her capacity as an employee or contractor of Chardan, at Chardan’s request, and not as independent counsel or other professional advisor to the Company or the Sponsor.  Chardan represents that each Designated Person’s provision of the Support Services, and any direct or indirect interest held by such Designated Person in the Sponsor, has been reviewed and approved in accordance with Chardan’s internal compliance procedures and applicable rules and regulations of the Financial Industry Regulatory Authority.  Nothing in this Letter Agreement creates an attorney-client or other professional relationship between any Designated Person (in his or her individual capacity) and the Company, the Sponsor, or any of their respective affiliates, officers, directors, or equity holders.  Notwithstanding any other provision of this Letter Agreement, nothing herein shall require any Bar-Licensed Personnel to take any action, or refrain from taking any action, that would violate his or her professional obligations under the New York Rules of Professional Conduct.  Nothing in this Letter Agreement shall restrict or discourage any Designated Person from reporting possible violations of law or regulation to, or cooperating with, any governmental agency, regulatory body, or self-regulatory organization, or from making disclosures protected under applicable law.

No Designated Person shall advise the Company or the Sponsor with respect to any agreement between the Company or the Sponsor, on one hand, and Chardan (in its capacity as underwriter or service provider) or any Chardan affiliate (in such affiliate’s capacity as an officer, director, employee, or agent of Chardan), on the other hand (including the Engagement Letter and the Underwriting Agreement); provided that this sentence shall not restrict the preparation of organizational documents of the Sponsor or financing arrangements between the Company and the Sponsor entered into in the ordinary course of the Offering.  No Designated Person shall: (i) provide any opinion, whether formal or informal, regarding the fairness or valuation of any Business Combination or Related Financings; (ii) sign any filing, registration statement, opinion letter, or similar document on behalf of the Company or the Sponsor in a legal capacity; or (iii) have any authority to bind the Company, the Sponsor, or Chardan, or to make any representation or commitment on behalf of any such party, except as expressly authorized in writing.

3.	ACKNOWLEDGMENT OF RELATIONSHIPS

The parties acknowledge that Chardan serves as lead or managing underwriter to the Company, that each Designated Person is an employee or contractor of Chardan, and that Chardan personnel, including Jonas Grossman (a partner of Chardan and its President) and other associated persons of Chardan

(collectively, the “Chardan Sponsor Affiliates”), hold or may hold, directly or indirectly, a majority of the membership interests in the Sponsor.  Each of the Company (acting through Gbola Amusa, its Chief Executive Officer, who is not an employee or affiliate of Chardan) and the Sponsor acknowledges the potential for conflicts of interest arising from the foregoing relationships, including the dual role of Chardan as underwriter to the Company and an entity whose associated persons hold material interests in the Sponsor.  To the extent, if any, that the Support Services or any aspect thereof are deemed to give rise to professional obligations between any Bar-Licensed Personnel and the Company or the Sponsor, the parties acknowledge that such obligations involve the potential for conflicts of interest by reason of the foregoing relationships, and each of the Company (acting through Gbola Amusa), the Sponsor, and Chardan, each having had the opportunity to consult with independent counsel, gives its informed consent, confirmed by this Letter Agreement, to the provision of Support Services on the terms set forth herein.

Without limiting the scope limitations set forth in Section 2, in the event any matter arises in which the interests of the Company or the Sponsor, on the one hand, and Chardan, on the other hand, are or are likely to be materially adverse, Chardan and the Company shall consult in good faith to determine whether such matter can be addressed through the implementation of an information barrier, a limitation on the scope of the applicable Designated Person’s involvement, or other appropriate safeguard.  If the parties determine in good faith that no such safeguard would be sufficient to address the conflict, no Designated Person shall provide Support Services with respect to such matter.  For the avoidance of doubt, the existence of Chardan’s economic interest in the Offering, the deferred underwriting compensation, or the Chardan Sponsor Affiliates’ interests in the Sponsor shall not, standing alone, constitute a material adverse interest for purposes of this paragraph.

4.	INDEMNIFICATION; INCORPORATION BY REFERENCE

4.1Each Designated Person is an “Indemnified Person” as defined in Exhibit D to the Engagement Letter, and the indemnification and contribution obligations set forth in Exhibit D shall apply to each Designated Person with respect to any Losses or Claims (each as defined therein, and including any regulatory, administrative or disciplinary proceeding) arising from or related to the Support Services or any services of substantially similar nature provided by such Designated Person to the Company prior to the date hereof, with the same force and effect as if each Designated Person were expressly named therein and the Support Services and the matters contemplated herein were expressly treated as part of the engagement under the Engagement Letter.  For the avoidance of doubt, the Support Services (including any such prior services) shall be deemed to constitute services provided in connection with the Matter (as defined in Exhibit D) for all purposes of Exhibit D.  Each of the Company and the Sponsor acknowledges that each Designated Person is entitled to the full benefits of Exhibit D, including advancement of expenses as provided therein.  Chardan agrees to be bound by the same indemnification, contribution, and advancement obligations as the Indemnitors under Exhibit D with respect to each Designated Person, as if Chardan were an Indemnitor thereunder.  Chardan’s obligations under the preceding sentence shall survive any termination or expiration of this Letter Agreement and any termination of the applicable Designated Person’s employment with Chardan, and shall be reduced by and offset against any amounts actually received by the applicable Designated Person from the Indemnitors pursuant to Exhibit D with respect to the same Losses; provided that such offset shall not delay or condition Chardan’s obligation to advance or pay expenses hereunder.  The Company shall use reasonable efforts to cause any directors and officers liability insurance obtained by or on behalf of the Company in connection with the Offering or any Business Combination to include each Designated Person as a covered person.

4.2The Company and the Sponsor acknowledge that they are relying exclusively on Company Counsel, and not on any Designated Person, for legal and professional advice in connection with the Offering, any Business Combination, and any Related Financings.  Each Designated Person shall be entitled to conclusively rely upon the advice, work product, and opinions of Company Counsel with respect to all legal matters in connection with the Offering, and upon the instructions and direction of

Chardan with respect to the Support Services.  Chardan shall be responsible for the acts and omissions of each Designated Person in connection with the Support Services performed hereunder, and the Company and the Sponsor acknowledge that their sole recourse with respect to the Support Services is against Chardan, subject to the terms and limitations of the Engagement Letter, including the limitation of liability set forth in Section 18 thereof, which shall apply to the Support Services as though the Support Services were services rendered under the Engagement Letter.  Neither the Company nor the Sponsor shall bring any claim, action or proceeding directly against any Designated Person in his or her individual capacity arising from or related to the Support Services.

4.3The Engagement Letter and Exhibit D thereto may be amended in accordance with their respective terms without the consent of any Designated Person; provided, however, that no such amendment that would materially diminish, limit, or otherwise adversely affect the indemnification, contribution, advancement, or other protective rights of any Designated Person thereunder shall be effective as against such Designated Person unless such Designated Person has given his or her prior written consent to such amendment.  In the absence of such consent, the version of Exhibit D in effect as of the date of this Letter Agreement shall continue to govern the rights of such Designated Person.

4.4For purposes of Sections 4.1, 4.2, and 4.3, “Designated Person” shall be deemed to include other Chardan employees or contractors (not engaged in underwriting activities) who provide administrative support to the Company or the Sponsor from time to time in their capacity as employees or contractors of Chardan, as described in the final row of Exhibit A.

5.	COMPENSATION

5.1The parties acknowledge that the Support Services, together with the Company’s use of Chardan’s offices, utilities, mail forwarding, and related administrative support, are among the services for which the Company pays a monthly administrative fee of $10,000 pursuant to Section 4 of the Engagement Letter.  Such fee shall be payable monthly commencing on the Effective Date (as defined in the Engagement Letter) and continuing through the earlier of the close of a Business Combination and the dissolution or liquidation of the Company, in each case to an account designated in writing by Chardan from time to time.  No Designated Person shall receive any separate fee or compensation from the Company or the Sponsor for the Support Services.  Each Designated Person’s compensation is paid solely by Chardan.

5.2Nothing in this Letter Agreement restricts the ability of (or otherwise obligates) the Sponsor or Company to allocate founder shares or other equity interests to Chardan personnel assisting with the Offering, subject in each case to compliance with applicable law and Chardan’s internal policies.

6.	TERM AND TERMINATION

6.1This Letter Agreement shall be effective as of the date hereof and shall continue in full force and effect until the earliest to occur of:

(a)	the termination of the Engagement Letter for any reason other than the consummation of the Offering;
(b)	written notice of termination delivered by any party to the other parties; or
(c)

the earliest to occur of the consummation of a Business Combination (as defined in the Engagement Letter), the dissolution or liquidation of the Company, or the expiration of the period during which the Company is permitted to consummate a Business Combination without the consummation thereof.

6.2Upon termination of this Letter Agreement for any reason, no Designated Person shall have any further obligation to provide Support Services.  Sections 2 (Capacity; No Attorney-Client Relationship), 3 (Acknowledgment of Relationships), 4 (Indemnification; Incorporation by Reference), 5 (Compensation), this Section 6.2, and 7 (General Provisions), together with Exhibit B, shall survive any termination or expiration of this Letter Agreement without limitation as to time and shall remain in full force and effect, and the Support Services shall continue to be deemed services provided in connection with the Matter for all purposes of Exhibit D notwithstanding such termination or expiration.  Any services of substantially similar nature provided by any Designated Person to the Company or the Sponsor after termination of this Letter Agreement shall be deemed Support Services for all purposes of the surviving provisions of this Letter Agreement.

7.	GENERAL PROVISIONS

This Letter Agreement shall be governed by the laws of the State of New York without regard to conflicts of law principles, constitutes the entire agreement among the parties with respect to its subject matter (but does not amend, modify, or supersede the Engagement Letter or any exhibit thereto), and may not be amended or waived except by written instrument signed by all parties.  This Letter Agreement shall inure to the benefit of and be binding upon the successors, assigns, and personal representatives of each of the parties hereto and each Designated Person.  This Letter Agreement and the rights hereunder may not be assigned by any party (except by operation of law) without the prior written consent of each other party and each Designated Person.  No failure or delay by any party or any Designated Person in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  This Letter Agreement may be executed in counterparts or by electronic signature; signatures delivered by electronic transmission shall be deemed originals.  If any provision hereof is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.  All notices hereunder shall be delivered in accordance with the Engagement Letter; notices to any Designated Person shall be sent to his or her attention at the offices of Chardan at One Pennsylvania Plaza, Suite 4800, New York, NY 10119, or by email to such Designated Person’s Chardan email address (or such other mailing or email addresses as provided from time to time).  Communications between any Designated Person and the Company or the Sponsor in connection with the Support Services are made in such Designated Person’s capacity as an employee of Chardan.  To the extent any such communications involve Bar-Licensed Personnel, such communications are not subject to attorney-client privilege as between such Bar-Licensed Personnel and the Company or the Sponsor; neither the Company nor the Sponsor shall assert attorney-client privilege over any such communication in any proceeding.  The Company shall direct Company Counsel to include in the Registration Statement (as defined in the Engagement Letter), and in any other filing with the Securities and Exchange Commission or other regulatory body in connection with the Offering, disclosure regarding the Support Services, the relationships described in Section 3, and the other arrangements contemplated by this Letter Agreement, in each case as required by applicable law and regulation, including Regulation S-K Items 1601 through 1603, and in a manner reasonably acceptable to Chardan and the applicable Designated Person(s).  The Company shall provide Chardan with a reasonable opportunity to review and comment on any such disclosure prior to its filing or use.  For purposes of this Letter Agreement: (i) “include,” “includes,” “including,” and words of similar import shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is disjunctive and not exclusive; (iii) the headings and captions in this Letter Agreement are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Letter Agreement; and (iv) this Letter Agreement shall be deemed to have been jointly drafted by the parties to reflect their mutual intent and shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

CHARDAN CAPITAL MARKETS LLC

By:
Name:
Title:

RAINIER ACQUISITION CORPORATION

By:
Name: Gbola Amusa
Title: Chief Executive Officer

RAVENNA 7 LLC

By:
Name: